RUCTURED  PRODUCTS  EDUCATION

What are Structured Notes and how are they priced?

Who may purchase Structured Notes?

OVERVIEW

OVERVIEW

General questions regarding Structured Notes: definition, attributes and features

What is a structured note?

Structured notes are financially engineered, packaged investments that offer investors access to an innovative financial tool kit. Structured notes generally are senior, unsecured obligations of the issuer that rank “pari passu” with all of that issuer’s other unsecured and unsubordinated obligations. Most structured notes are also registered securities where the issuer has filed a registration statement with the SEC for the offering.

What are the main categories of structured notes?

There are many types of structured notes, but most may be designated into one of the following three categories: (1) principal protected; (2) yield enhancement and (3) out-performance.

What are some of the risks associated with owning structured notes?

As with any investment, purchasing structured notes entails certain risks including, without limitation, credit risk, market risk, liquidity risk and principal risk. Please see the prospectus, prospectus supplement, or product supplement, as applicable, and fact sheet for each specific structured note for additional information on the risks associated with investing in a particular issuance.

Are structured notes FDIC insured?

Structured notes are not bank deposits and are not insured by the FDIC or any other governmental agency. Investors in structured notes may lose money.

Are structured notes exchange traded or listed?

Generally, structured notes are not listed on any exchange.

Are structured notes rated?

Generally, yes. Structured notes typically carry the credit rating of the issuer of the security. As of October 1, 2008, Deutsche Bank AG is rated AA– by S&P and Aa1 by Moodys. Issuer credit ratings are subject to change or withdrawal at the discretion of the rating agencies. The ratings do not affect or address the likely performance of any structured note.

What is the minimum investment amount for a structured note?

Structured notes that are registered securities generally have a $1,000 minimum denomination, although lesser and greater minimum denominations are possible.

Please see the prospectus, prospectus supplement, or product supplement, as applicable, and fact sheet for each specific structured notes issuance minimum denomination.

Can an investor lose more than their full investment on structured notes?

No. Losses are limited to the amount invested and transaction costs, including any resultant tax liability.

Who may purchase structured notes?

Structured notes that are registered securities where the issuer has filed a registration statement with the SEC generally may be offered to the public. Financial advisors please refer to your Compliance representative for additional information. Individual investors please contact your financial advisor for additional information. Additional information may also be found in the prospectus, product supplement or pricing supplement, as applicable, and fact sheet for each specific structured notes issuance.

OVERVIEW

Does an investor need to be a Qualified Institutional Buyer (QIB) or an Accredited Investor (AI) to purchase structured notes?

Generally, no. Structured notes that are registered securities where the issuer has filed a registration statement with the SEC for the offering generally may be offered to the public. Financial advisors please refer to your Compliance representative for additional information. Individual investors please contact your financial advisor for additional information.

What are the costs or fees associated with structured notes?

Structured notes sold by a registered representative through a broker dealer include the payment of commissions, typically reflected as a discount in the price at which the broker dealer purchases the issuance. Additional costs include the issuer’s, or its affiliates, cost of issuing and hedging the structured notes as well as other related transaction costs, including any profit the issuer or its affiliates expect to earn.

Will an investor in structured notes receive interest or periodic payments?

Certain structured notes pay interest or make other periodic payments to noteholders, while other structured notes do not. Please refer to the prospectus, pricing supplement or product supplement, as applicable, and fact sheet for the details of a specific structured notes issuance.

Will an investor in structured notes receive dividends that may be paid on the underlying?

No, investors in structured notes will not receive dividends paid on the underlying. Generally, an investor’s return on structured notes will not reflect the return realized from owning the underlying and receiving the dividends paid. Please refer to the prospectus, pricing supplement or product supplement, as applicable, and fact sheet for the specific details of a given structured notes issuance.

How will structured notes appear on client statements?

Structured notes will appear as a debt security of the issuer (for example, Deutsche Bank AG, London Branch) on client statements, typically with either a “bid” or “mid-market” level value.

How are structured notes settled or cleared?

The Depository Trust Company (DTC) will act as securities depositary and beneficial interests in structured notes will be in book-entry form on records maintained by DTC.

Is there a registrar, transfer agent or custodian for structured notes?

Yes. The registrar and transfer agent for structured notes issued by Deutsche Bank AG, London Branch will be Deutsche Bank Trust Company Americas (DBTCA) or one of its affiliates. DBTCA will also act as paying agent and may designate additional paying agents for structured notes issued by Deutsche Bank AG, London Branch.

Who calculates amounts payable on structured notes?

Amounts payable on structured notes are determined by the Calculation Agent, typically either the issuer or an affiliate of the issuer. The Calculation Agent for structured notes issued by Deutsche Bank AG, London Branch will be the issuer.

What is the U.S. federal income tax treatment of structured notes?

The federal income tax treatment of structured notes is generally unclear due to a lack of direct legal authority. For each structured note issuance the issuer will detail its intended tax characterization. Please refer to the prospectus, product supplement or pricing supplement, as applicable, and fact sheet for each specific structure notes issuance for additional information. Investors should consult their own tax advisor regarding the U.S. federal income tax treatment of structured notes.

SECONDARY TRADING

SECONDARY  TRADING

Specific questions regarding secondary trading of Structured Notes: availability, participants and pricing

Is there a secondary market for structured notes?

Generally, yes. However, neither the issuer nor its affiliates are required to make or maintain a secondary market.

Who provides the secondary market?

Typically, the issuer, or its affiliate, or the underwriter of the structured notes, while not obligated to do so, provides a secondary market. Deutsche Bank Securities Inc. (DBSI) and its affiliates may act as a market maker for structured notes issued by Deutsche Bank AG, London Branch, but are not required to do so. If at any time DBSI or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

How is pricing for the secondary market determined?

Secondary pricing will be determined by the market maker, typically the issuer, its affiliate, or the underwriter of the structured notes. Consequently, there may little or no secondary market for the structured notes and any secondary market may not provide enough liquidity to allow investors to trade or sell the structured notes easily.

What happens if I sell my structured notes in the secondary market prior to maturity?

To the extent that a structured note is sold in the secondary market prior to maturity, the price obtained by the seller may be less, possibly substantially less, than the original investment amount, even with fully principal protected structured notes. Sale of a structured note prior to maturity may also have an impact upon the U.S. federal income tax treatment of the investment. Investors should consult their own tax advisor regarding the U.S. federal income tax treatment of structured notes.

Where can I find secondary pricing information?

To the extent provided, secondary pricing for structured notes may be found on the internet or on Bloomberg as indicated on the term sheet for the specific structured notes issuance. To the extent provided, DBSI will post indicative secondary pricing on Bloomberg Page: DBUS <GO> and on the internet at www.us-xmarkets.db.com.

How do I trade structured notes in the secondary market?

Generally, registered representatives or registered investment advisors will contact their syndicate or trading desk on behalf of an investor placing a secondary market trade order.

PROSPECTUSES

PROSPECTUSES

Where and how to obtain additional information regarding Structured Notes

Where can I find additional information about a specific structured note issuance?

Please refer to the term sheet and prospectus, pricing supplement or product supplement, as applicable, and fact sheet for the specific details of a given structured notes issuance. A copy of the prospectus, product supplement or pricing supplement, as applicable, and fact sheet for each specific structured note issuance may be obtained from the issuer, any underwriter or any dealer participating in the offering. These documents may also be obtained for free by visiting EDGAR on the SEC web-site at www.SEC.gov.

CERTIFICATES OF DEPOSIT

STRUCTURED  CERTIFICATES  OF  DEPOSIT

General questions regarding structured certificates of deposit: definition, attributes and features

What are structured certificates of deposit?

Structured certificates of deposit (CDs), are medium term, Federal Deposit Insurance Corporation (FDIC) insured savings investments representing the deposit of a specified amount of funds for a fixed period with an FDIC insured bank or savings institution. Like structured notes, structured CDs are financially engineered, packaged investments that offer investors access to an innovative financial took kit. However, only fully principal protected structures may be offered as structured CDs.

Are structured CDs similar to structured notes?

Generally, structured notes and structured CDs have many similar characteristics, such as qualification for investment, minimum investment amounts, how they will appear on a client statement and trading in the secondary market. The main differences between structured notes and structured CDs are the availability of FDIC insurance and the “death put” or “estate” feature. For additional information on the characteristics of structured CDs, please refer to the term sheet, fact sheet, terms supplement and disclosure statement, as applicable, of a structured CD offering.

Are structured CDs FDIC insured?

Yes. Structured CDs are insured by the FDIC. Under certain circumstances and subject to specific rules and regulations, the FDIC, an independent agency of the U.S. government, protects depositors against the loss of their deposits if an FDIC-insured bank fails. FDIC insurance is backed by the full faith and credit of the U.S. government. Generally, a depositor’s accounts at an FDIC-insured bank are fully insured up to $100,000.

A depositor may have greater than $100,000 FDIC insurance through multiple accounts provided that certain requirements are satisfied. In addition, certain retirement accounts such as IRAs may be FDIC insured up to $250,000.

What is the “Death Put” or “Estate” Feature?

Upon the death or legal incapacitation of the depositor of a structured CD, the beneficiary of the estate of the deceased or the legal representative of the adjudicated incompetent has the right (but not the obligation) to withdraw the deposit at par without penalty prior to maturity of the investment.

Where and how can I obtain more information on structured CDs?

Please refer to the term sheet, fact sheet, terms supplement and disclosure statement, as applicable, for the specific details of any structured CD offering. Financial advisors please refer to your Compliance representative for additional information. Individual investors please contact your financial advisor for additional information. A copy of the term sheet, fact sheet, terms supplement and disclosure statement, as applicable, for each specific structured CD issuance may be obtained from the issuer, any underwriter or any dealer participating in the offering.

Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is a suitable investment for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured product.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

X-markets is the Deutsche Bank worldwide platform for structured notes. DWS
Investments is the US retail brand name of Deutsche Asset Management (DeAM), the global asset management division of Deutsche Bank AG.

ISSUER FREE WRITING PROSPECTUS File Pursuant to Rule 433 Registration Statement
No. 333-137902 Dated: October 15, 2008

NOT FDIC/NCUA INSURED MAY LOSE VALUE NO BANK GUARANTEE NOT A DEPOSIT
NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

DWS Investments is part of Deutsche Bank's Asset Management division and, within the US, represents the retail asset management activities of Deutsche
Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management
Americas Inc. and DWS Trust Company.

DWS Investments Distributors, Inc.
222 South Riverside Plaza Chicago, IL 60606-5808 www.dws-sp.com dws-sp@db.com
Sales Support (800) 621-5027 Retirement Services Specialists (800) 522-1441
Structured Products (866) 637-9185

(c) 2008 DWS Investments Distributors, Inc. All rights reserved. R-5625-1
(10/08) STRUCT-QA